Exhibit 99.1

GUARANTY BANKSHARES, LTD.

REVOCABLE PROXY FOR SPECIAL MEETING OF SHAREHOLDERS

September 20, 2017

The undersigned hereby appoints Nancy Evans and Christopher Lindell, or either of them, with full power of substitution, as proxy to vote all of the shares of the common stock of Guaranty Bankshares, Ltd. (which we refer to as “Guaranty”), which the undersigned is entitled to vote at the special meeting of the shareholders of Guaranty, to be held on September 20, 2017, at 3:00 p.m., local time, at the main office of Guaranty’s subsidiary bank, Guaranty Bank & Trust Guaranty, located at 302 Third Avenue Southeast, Cedar Rapids, Iowa 52401, to seek shareholders’ approval of the following:

1.	A proposal to approve the Purchase and Assumption Agreement, dated as of June 8, 2017, between QCR Holdings, Inc. (which we refer to as “QCR”) and Guaranty, which provides for the sale by Guaranty of substantially all of its assets, including all of the capital stock of Guaranty Bank and Trust Company, and the assumption by QCR of certain of Guaranty’s assets and liabilities (which we refer to as the “sale proposal”);

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	Subject to the approval of the sale proposal, a proposal to approve the complete liquidation and voluntary dissolution of Guaranty (which we refer to as the “dissolution proposal”); and

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	A proposal to approve the adjournment of the special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the sale proposal.

☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board of Directors of Guaranty solicits favorable votes for the above proposals. While the Board of Directors of Guaranty has no reason to believe that any other business will come before the special meeting, it is the intention of the persons named in this Proxy to vote for any such other business that may properly come before the special meeting, as the Board of Directors of Guaranty may recommend.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED IN FAVOR OF THE ABOVE ITEMS.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GUARANTY.

Revocations or changes to this Proxy may be delivered to and accepted by the Secretary of Guaranty at any time prior to the closing of the polls at the special meeting. Upon such revocation or change, the power of this Proxy shall be deemed terminated and of no further force and effect.

The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and the accompanying Prospectus of QCR Holdings, Inc./Proxy Statement of Guaranty Bankshares, Ltd., dated August 15, 2017.

Dated:             , 2017.

Signature of Shareholder

Signature of Shareholder (if jointly held)